TRITON GLOBAL BUSINESS SERVICES, INC.
                                c/o Blair McInnis
                                78 Kenkora Drive
                           Winnipeg, Manitoba R3R 2L6



                                            November 4, 2002



BSD Software, Inc.
433 Plaza Real
Suite 275
Boca Raton, Florida 33432

Gentlemen:

         Triton Global Business Services, Inc. ("Triton"), BSD Software, Inc. ("BSD") and the principal shareholders (the "Shareholders") of Triton are parties to an Agreement dated October 23, 2002 (the "Agreement") pursuant to which the Shareholders agreed to exchange their shares of Triton common stock for shares of BSD common stock on the terms and subject to the conditions set forth in the Agreement.

         Subsequent to the date of the Agreement, Triton offered to sell, pursuant to exemptions from the registration provisions of federal, state and Canadian securities laws, up to an additional 147,777 shares of common stock. Such sales, and the issuance of such shares by Triton, will result in a total of up to 897,777 shares of Triton common stock remaining outstanding after the closing of the exchange of shares with the Shareholders. BSD will seek to acquire these remaining shares as soon as practical following the closing of the exchange of shares with the Shareholders and on the same terms. The Shareholders have agreed to return to BSD for cancellation, on a pro rata basis, that number of shares of BSD common stock as may be necessary such that when fully exchanged, the total number of shares of BSD common stock outstanding shall equal 32,593,600 shares plus any issuances of BSD common stock after the date hereof, subject to the provisions of Section 6.2(d) of the Agreement.

November 4, 2002
Page 2


         When signed by all the parties to the Agreement, this letter shall be deemed as amending the first "Whereas" clause, Sections 1.1, 2.2, 2.6, 4.1 and
5.2 and Exhibit 1.1 of the Agreement, each as appropriate to reflect the foregoing.

                                           Very truly yours,

                                           TRITON GLOBAL BUSINESS SERVICES, INC.



                                           By: _________________________________


AGREED TO AND ACCEPTED:

BSD SOFTWARE, INC.


By: ____________________________
    President


/s/ GUY FIETZ
--------------------------------
    GUY FIETZ



TRANS RESEARCH INTERNATIONAL TRUST


By: ____________________________
    Authorized Signatory



SUNTZU TRUST


By: ____________________________
    Authorized Signatory



MERLEXIS TRUST


By: ____________________________
    Authorized Signatory